Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Gregory J. Kreis, President & CEO

Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces a 24.9% Increase in 4th Quarter Net Income Compared to the Prior Year and Increases the Quarterly Dividend by 12.5%

Oswego, New York January 25, 2006. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), reported net income of $376,000 for the quarter ended December 31, 2005 compared to $301,000 for the same period of 2004. Diluted earnings per share for the fourth quarter of 2005 increased 33.3% to $0.16 as compared to $0.12 for the same period in 2004. Net income for the twelve month period ended December 31, 2005 was $1,183,000 as compared to $1,109,000 in the same period in 2004. Diluted earnings per share for the twelve month period ended December 31, 2005 increased 16.7% or $0.07 to $0.49 from $0.42 in 2004.

Gregory J. Kreis, President and CEO, said that, “We are pleased to report an increase in earnings for the fourth quarter 2005 over the same period last year and for the year 2005 over 2004. The Company experienced a 10.8% growth in loans and 13.9% growth in deposits. Achieving double digit organic growth in loans and deposits in upstate New York is a testament to our attention to providing exceptional customer service.”

Kreis went on to say that, “The acquisition of the Ladd’s Agency in March was a strong step in our strategic focus of increasing non-interest income. Non-interest income increased 49% during 2005 over 2004 from $3,392,000 to $5,057,000. Non-interest income grew from 48.9% of net interest income in 2004 to 70.2% in 2005. We look forward to continued strengthening in our earnings in 2006.”

Net interest income for the quarter ended December 31, 2005 increased $16,000 to $1,804,000 compared to $1,788,000 for the same period in 2004. The increase in net interest income resulted primarily from an increase in loans outstanding, increased yield on loans and securities and lower borrowing costs which were partially offset by increased interest expense on interest bearing deposits and by a reduction in securities. Net interest margin for the fourth quarter of 2005 decreased 10 basis points to 3.96% as compared to the same period in 2004 and decreased 8 basis points compared to the third quarter of 2005. Net interest income and net interest margin has been adversely impacted by the current interest rate environment and flat yield curve. Non-interest income for the quarter ended December 31, 2005 increased by $711,000 to $1,495,000 compared to $784,000 for the same period in 2004. The increase in non-interest income includes $693,000 of non-interest income generated by Ladd’s Agency, which was acquired in March 2005. Approximately, $330,000 of Ladd’s non-interest income represents performance based income usually earned in the fourth quarter. Non-interest income in the fourth quarter of 2004 included a

$13,000 gain on securities transactions. There were no securities gains in the fourth quarter of 2005. The provision for loan losses for the quarter ended December 31, 2005 was $119,000 compared to $154,000 for the same period in 2004. Operating expenses for the fourth quarter of 2005 increased $649,000 over the same period in 2004 due primarily to $420,000 of operating expense for Ladd’s Agency.

Total assets increased by $9.6 million to $228.5 million at December 31, 2005 compared to $218.9 million at December 31, 2004. The growth in total assets is due primarily to the Company’s $14.6 million or 10.8% growth in loans and $4.0 million increase in cash and due from banks which were partially offset by a $12.4 million reduction in securities. The Company has funded loan growth primarily by deposit growth. Total deposits increased by $21.3 million to $174.5 million at December 31, 2005 compared to $153.2 million at December 31, 2004. During 2005 the Company has reduced stockholders’ equity by $5.1 million primarily due to the previously announced stock repurchase programs. At December 31, 2005 the Company decreased investments by $12.4 million to $43.7 million to provide funding for the stock repurchase program and to pay off high coupon long-term debt that matured. The allowance for loan losses as a percentage of nonperforming loans increased to 133.59% at December 31, 2005 compared to 128.15% at December 31, 2004.

Return on average equity for the quarter ended December 31, 2005 was 5.72% annualized compared to 3.80% annualized for the same period in 2004. Return on average assets was 0.66% annualized for the quarter ended December 31, 2005 compared to 0.55% annualized for the same period in 2004.

The Board of Directors of Bridge Street Financial, Inc., declared a regular quarterly dividend of nine cents per share to shareholders of record on February 2, 2006 and payable on or about February 23, 2006. The dividend represents an increase of 12.5% per share over the previous quarter. Additionally, the Board of Directors set the annual meeting date for June 21, 2006.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

BRIDGE STREET FINANCIAL, INC.
FINANCIAL DATA (Unaudited)
December 31, 2005

(dollars in thousands, except per share data)

	For the quarter ended			For twelve months ended
Income Statement Data:	12/31/2005	9/30/2005	12/31/2004	12/31/2005	12/31/2004

Interest income	$2,851	$2,760	$2,560	$10,802	$9,948
Interest expense	1,047	928	772	3,598	3,009
Net interest income	1,804	1,832	1,788	7,204	6,939
Provision for loan losses	119	136	154	497	556
Net interest income
after provision for losses	1,685	1,696	1,634	6,707	6,383

Noninterest income	1,495	1,250	784	5,057	3,392
Operating expenses	2,725	2,681	2,076	10,404	8,526
Income before taxes	455	265	342	1,360	1,249
Income taxes	79	(13)	41	177	140

Net income	$376	$278	$301	$1,183	$1,109

Basic earnings per share	0.17	0.12	0.12	0.50	0.43
Diluted earnings per share	0.16	0.12	0.12	0.49	0.42

Interest rate spread (a)	3.56%	3.65%	3.64%	3.63%	3.57%
Net interest margin (a)	3.96%	4.04%	4.06%	4.03%	3.97%
Return on average assets	0.66%	0.49%	0.55%	0.53%	0.52%
Return on average equity	5.72%	4.15%	3.80%	4.25%	3.54%

Balance Sheet Data:	12/31/2005	9/30/2005	12/31/2004

Investments	$43,671	$45,260	$56,098
Loans	149,127	146,731	134,551
Allowance for loan losses	(1,376)	(1,373)	(1,352)
Total assets	228,504	230,741	218,875

Deposits	174,538	173,250	153,247
Borrowings	22,120	24,901	29,752
Shareholders' equity	26,147	26,106	31,246
Shares outstanding, net (b)	2,256,085	2,251,734	2,548,758
Book value per share	11.59	11.59	12.26

Nonperforming assets
to total assets (c)	0.45%	0.18%	0.48%
Allowance to nonperforming loans	133.59%	330.05%	128.15%
Equity to assets	11.44%	11.31%	14.28%

(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.